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                                                                   Exhibit 10.23

                     REAL ESTATE PURCHASE AND SALE CONTRACT

          THIS REAL ESTATE PURCHASE AND SALE CONTRACT ("Agreement") is made and entered into this 9th day of June, 2005, by and between MAGNIFI, LLC, an Indiana limited liability company (referred to herein as "Seller), and TOWER BANK AND TRUST COMPANY, an Indiana corporation (referred to herein as "Buyer").

                              PRELIMINARY STATEMENT

          Seller is the owner of certain real property and improvements thereon situated in the County of Allen, State of Indiana, and is willing to sell such real property to Buyer, and Buyer is willing to purchase such real property and improvements from Seller, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


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Definitions. Certain terms used herein are defined in this Section 1; other terms are defined within the text of this Agreement.

"Closing" shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement upon completion of all conditions precedent herein required. "Earnest Money Deposit" shall mean the TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) deposit on the Purchase Price given by Buyer to Seller, contemporaneously with the execution of this Agreement.

"Premises" shall mean that certain parcel of real property and improvements thereon located in Allen County, Indiana, as presently identified by legal description on Exhibit "A" attached hereto and made a part hereof. The full legal description of the Premises shall be noted on the survey to be provided by Seller as hereinafter required. Said Premises include all buildings, improvements, fixtures, tenements, hereditaments and appurtenances belonging or in any wise appertaining to such real property.

"Purchase Price" shall mean the Purchase Price for the Premises in the aggregate sum of ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000.00).

"Title Commitment" shall mean the commitment issued by an ALTA approved title insurance company ("Title Company") selected by Seller and approved by Buyer, which approval shall not be unreasonably withheld, in which the Title Company commits itself to issue to Buyer an Owner's Policy of Title Insurance upon demand in the full amount of the Purchase Price, setting forth the state of the title to the Premises and subject only to those "permitted exceptions" hereinafter described.

Purchase and Sale of Property. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

Earnest Money Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited with Seller the sum of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) as the Earnest Money Deposit.

Balance of Purchase Price. The balance of the Purchase Price, subject to such adjustments, credits, deductions and prorations, if any, as herein required, shall be paid in cash at Closing.

Survey of Premises. Promptly after execution hereof, Buyer may order and procure, at the expense of Buyer, a boundary survey of the Premises showing the location, area and dimensions of all improvements, easements, streets, roads, flood hazard areas and alleys on or abutting said Premises, and providing a legal description of the Premises with such certifications as Buyer deems appropriate, including, but not limited to, an ALTA/ACSM certification.

                               Title to Premises.

State of Title to be Conveyed. At the Closing, Seller shall convey to Buyer, by a special or limited warranty deed in which Seller warrants as to its own acts affecting title, fee simple title to the Premises, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the "permitted exceptions" described as follows: (i) the lien of general real estate taxes not yet due and payable, subject to proration of taxes as hereinafter provided; (ii) liens or encumbrances of a definite or ascertainable amount and which will be paid and discharged in full by or for Seller at or prior to the Closing; (iii) the easements, restrictions and covenants described in Section 14(a) of this Agreement; and (iv) zoning ordinances, easements, visible or of record, matters disclosed by the survey, and other restrictions and limitations of record


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provided the same do not prevent or materially interfere with Buyer's intended use of the Premises.

Title Insurance Commitment and Policy. Promptly after the execution hereof, Seller shall order and procure the Title Commitment, at the expense and for the account of Seller. At the Closing, a Policy of Title Insurance or an endorsement to the Title Commitment shall be issued to Buyer insuring Buyer's fee simple interest in the Premises in the state required by Section 5(a) above, and subject only to the printed exceptions therein contained and the "permitted exceptions." Seller shall pay for all charges and costs of such Title Insurance Policy.

Objections to State of Title. If title to the Premises is not in the state required by Subsection 5(a) above, Buyer shall give written notice to Seller within ten (10) business days after the date it receives the Title Commitment and survey, specifying its objection(s) to the state of title to the Premises. Seller shall thereupon have a period of ten (10) days in which it shall use its best efforts to remedy the objection(s) or to induce the Title Company to issue an endorsement to the Title Commitment insuring over or removing such objection(s). If Buyer's objection(s) to the state of title to the Premises are not remedied by Seller within such ten (10) day period, then Buyer shall have the right, within ten (10) days thereafter, to give written notice to Seller that Buyer waives such title defects or objections and elects to proceed to acquire the Premises without any abatement of the Purchase Price and to take title to the Premises subject to such defects or objections; otherwise, this Agreement shall be automatically cancelled and rescinded, the Earnest Money Deposit shall be refunded to Buyer by the Seller, and the rights and obligations of the parties hereto shall thereupon cease.

Seller's Covenants, Warranties and Representations. Seller hereby covenants, warrants and represents as follows:

That Seller owns fee simple marketable title to the Premises, has the authority to enter into and consummate this Agreement and the transaction herein intended.

That Seller shall promptly complete and perform those conditions to be performed by Seller which are required under the terms of this Agreement.

Proration of Real Estate Taxes. Seller shall pay all real property taxes and any general and/or special assessments which are due and payable, if any, on or before the date of the Closing, or which otherwise constitute a lien upon the Premises as of the date of the Closing. Buyer shall assume and pay all subsequent real property taxes and any general and/or special assessments which are due and payable after the date of Closing.

                                    Closing.

Closing shall take place no later than thirty (30) days after Buyer has obtained the survey and Title Commitment in the state herein required, unless extended in writing by mutual agreement of the parties hereto. The Closing shall occur at the offices of the Title Company, or at such other place as agreed by Buyer and Seller. Buyer and Seller agree to deposit with Title Company not later than the date of the Closing all executed documents required in connection with this transaction, including such documents as requested by the Title Company issuing the Title Policy. Upon receipt of all necessary documents, receipt of the Purchase Price by Seller, and when the Title Company is in a position to issue to Buyer a Policy of Title Insurance, Title Company shall on the date of the Closing, upon instructions from Buyer and Seller, cause the deed to the Premises and any other necessary or appropriate instruments to be filed for record. The Earnest Money Deposit shall be applied toward the Purchase Price at Closing. Seller hereby agrees that it shall be solely liable for and shall pay for: (i) the issuance of the Title Commitment required under Subsection 5(b) hereof; and
(ii) the premium charged for the


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issuance of said ALTA owner's title policy issued pursuant to said commitment.
Buyer hereby agrees that it shall be solely liable for and shall pay for the cost of the survey described in Section 4 hereof, its attorney and consultant fees and all other fees and expenses incurred by Buyer to acquire the Premises not specifically allocated to Seller by this Agreement. Each party shall be responsible for its other costs and expenses in accordance with the obligations or conditions to be performed by each respective party hereto. At the time of Closing, Seller and Buyer shall execute and deliver a closing statement setting forth said Purchase Price, with such closing adjustments thereto as may be applicable.

Remedies Upon Default. In the event Buyer breaches or defaults under any of the terms of this Agreement, Seller shall be entitled to retain the Earnest Money Deposit as its sole remedy at law or in equity. In the event Seller breaches or defaults under any of the terms of this Agreement, Buyer shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit or, in the alternative, Buyer shall have the right to compel specific performance of this Agreement and the right to recover Buyer's attorney fees and court costs incurred in a suit in which Buyer receives an order to compel specific performance of this Agreement.

Notices. All notices, elections, requests and other communications hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or when deposited in the United mail, postage prepaid, certified or registered, or when delivered to a nationally recognized overnight courier service with guaranteed next business day delivery and addressed as follows (or to such other person, or to such other address, of which any party hereto shall have given written notice as provided herein):

                  IF TO SELLER:  MagniFI LLC
                                         6721 Old Trail Road
                                         Suite 100
                                         Fort Wayne, Indiana 46809
                                         Attn: Michael Romary

                  IF TO BUYER:   Tower Bank and Trust Company
                                         116 East Berry Street
                                         Fort Wayne, Indiana 46802
                                         Attn: Michael Cahill

Brokerage Commission. Seller and Buyer each warrant and represent that there are no finders or brokers entitled to fees or commissions which may be due from the introduction of the Seller and Buyer and/or the purchase and sale of the Premises.

Eminent Domain. In the event that, prior to the date of the Closing, Seller acquires knowledge of any pending or threatened claim, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer, and Buyer shall have the right to terminate its obligations under this Agreement by delivering notice thereof to Seller within ten (10) days after receiving notice from Seller of such condemnation or taking, and thereupon the Earnest Money Deposit shall be refunded to Buyer and the rights and obligations of the parties hereto shall cease. If Buyer shall not elect to terminate this Agreement pursuant to this Section 12, the parties shall proceed with the Closing in accordance with the terms hereof without abatement of the Purchase Price, but all proceeds of any condemnation award shall be payable solely to Buyer, and Seller shall have no interest therein.

Indiana Responsible Property Transfer Law. Buyer and Seller acknowledge that the transactions contemplated by this Agreement may be subject to the provisions of the Indiana Responsible


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Property Transfer Law (Ind. Code 13-25-3-1, et seq.). Seller agrees that it shall either (a) comply with the provisions of the Indiana Responsible Property Transfer Law and provide the Buyer and Buyer's Lender, if any, with a "disclosure document" as and when required by the Indiana Responsible Property Transfer Law, or (b) provide the Buyer with a certification on or before Closing that the transaction contemplated by this Agreement is not subject to the provisions of the Indiana Responsible Property Transfer Law.

                                 Miscellaneous.

Tower Bank Declaration. The Premises shall be conveyed to Buyer from Seller subject to the Tower Park Declaration of Easements, Covenants and Restrictions attached hereto as Exhibit B.

Agreement Binding. This Agreement shall be binding upon and shall inure to the benefit of the Seller and Buyer and their respective successors and assigns.

Headings and Captions. The several headings and captions of the Sections and Subsections used herein are for convenience or reference only and shall, in no way, be deemed to limit, define or restrict the substantive provisions of this Agreement.

Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises superseding any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer.

Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Indiana.

Execution of Agreement. This Agreement has been executed by Buyer and delivered to Seller, this 9th day of June, 2005. Unless an original of this Agreement, fully executed by the Seller hereof, has been delivered to Buyer on or before 11:59 p.m., June 13th , 2005, this Agreement shall be null and void, without liability of any type or nature to Buyer.

          IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the day, month and year set forth below.


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     Executed by Buyer this 9th day of June, 2005.



                        TOWER BANK AND TRUST COMPANY,
                        an Indiana corporation

                        By:
                           --------------------------------------------------

                        Printed:
                                ------------------------------------

                        Its:
                            -------------------------------------------------

                                        "Buyer"



     Accepted and executed by Seller this 13th day of June, 2005.



                        MAGNIFI LLC,
                        an Indiana limited liability company

                        By:
                           --------------------------------------------------

                        Printed:
                                ------------------------------------

                        Its:
                            -------------------------------------------------

                                        "Seller"


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                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PREMISES


Lot number 49 and lot number 50 except the east 70 feet of said lot number 50 in Liberty Garden Addition to the City of Fort Wayne, as recorded in Plat Record 8, page 61.


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                                    EXHIBIT B

                            TOWER PARK DECLARATION OF
                      EASEMENTS, RESTRICTIONS AND COVENANTS